BY-LAWS


                                       OF


                         MIDWEST EXPRESS HOLDINGS, INC.
                           (f/k/a ME WISCONSIN, INC.)

                                Table of Contents

                                                                        Page


   CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.   Certificates  . . . . . . . . . . . . . . . . . . . . . . .    1
        2.   Record Ownership  . . . . . . . . . . . . . . . . . . . . .    1
        3.   Transfer  . . . . . . . . . . . . . . . . . . . . . . . . .    2
        4.   Lost Certificates . . . . . . . . . . . . . . . . . . . . .    2
        5.   Transfer Agent; Registrar . . . . . . . . . . . . . . . . .    2
        6.   Record Date . . . . . . . . . . . . . . . . . . . . . . . .    2

   MEETINGS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . .    3
        7.   Annual  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
        8.   Special . . . . . . . . . . . . . . . . . . . . . . . . . .    3
        9.   Notice of Meeting . . . . . . . . . . . . . . . . . . . . .    6
        10.  Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . .    7
        11.  Meeting Procedure . . . . . . . . . . . . . . . . . . . . .    7
        12.  Voting  . . . . . . . . . . . . . . . . . . . . . . . . . .   10
        13.  Corporation's Acceptance of Votes . . . . . . . . . . . . .   11
        14.  Inspectors of Election  . . . . . . . . . . . . . . . . . .   12
        15.  Voting List . . . . . . . . . . . . . . . . . . . . . . . .   13

   BOARD OF DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . . .   13
        16.  Resignation . . . . . . . . . . . . . . . . . . . . . . . .   13
        17.  Annual Meeting  . . . . . . . . . . . . . . . . . . . . . .   13
        18.  Regular Meetings  . . . . . . . . . . . . . . . . . . . . .   13
        19.  Special Meetings  . . . . . . . . . . . . . . . . . . . . .   14
        20.  Telephonic Meetings . . . . . . . . . . . . . . . . . . . .   14
        21.  Director's Assent . . . . . . . . . . . . . . . . . . . . .   14
        22.  Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . .   14
        23.  Action Without Meeting  . . . . . . . . . . . . . . . . . .   15
        24.  Organization  . . . . . . . . . . . . . . . . . . . . . . .   15
        25.  Compensation  . . . . . . . . . . . . . . . . . . . . . . .   15

   COMMITTEES OF THE BOARD . . . . . . . . . . . . . . . . . . . . . . .   16
        26.  Standing and Other Committees   . . . . . . . . . . . . . .   16
        27.  Procedure . . . . . . . . . . . . . . . . . . . . . . . . .   16
        28.  Audit Committee . . . . . . . . . . . . . . . . . . . . . .   16
        29.  Compensation Committee  . . . . . . . . . . . . . . . . . .   16
        30.  Executive Committee . . . . . . . . . . . . . . . . . . . .   17
        31.  Nominating Committee  . . . . . . . . . . . . . . . . . . .   17
        32.  Alternates; Vacancies in Committees . . . . . . . . . . . .   17

   OFFICERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
        33.  Designation; Election; Qualification; Term  . . . . . . . .   17
        34.  Duties  . . . . . . . . . . . . . . . . . . . . . . . . . .   18
        35.  Resignation; Removal; Vacancies . . . . . . . . . . . . . .   18
        36.  Chief Executive Officer . . . . . . . . . . . . . . . . . .   18
        37.  Chairman of the Board, Vice Chairman of the Board and
             President . . . . . . . . . . . . . . . . . . . . . . . . .   19
        38.  Vice Presidents . . . . . . . . . . . . . . . . . . . . . .   19
        39.  Chief Financial Officer . . . . . . . . . . . . . . . . . .   19
        40.  Controller  . . . . . . . . . . . . . . . . . . . . . . . .   20
        41.  Secretary . . . . . . . . . . . . . . . . . . . . . . . . .   20
        42.  Treasurer . . . . . . . . . . . . . . . . . . . . . . . . .   21

   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        43.  Offices . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        44.  Seal  . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        45.  Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . .   22
        46.  Annual Report . . . . . . . . . . . . . . . . . . . . . . .   22
        47.  Consideration for Shares  . . . . . . . . . . . . . . . . .   22
        48.  Stock Regulation  . . . . . . . . . . . . . . . . . . . . .   23
        49.  Indemnification . . . . . . . . . . . . . . . . . . . . . .   23
        50.  Reliance  . . . . . . . . . . . . . . . . . . . . . . . . .   28
        51.  Inspection of Books . . . . . . . . . . . . . . . . . . . .   28
        52.  Transactions with the Corporation . . . . . . . . . . . . .   29
        53.  Ratification  . . . . . . . . . . . . . . . . . . . . . . .   29
        54.  Voting of Stocks  . . . . . . . . . . . . . . . . . . . . .   29
        55.  Notice  . . . . . . . . . . . . . . . . . . . . . . . . . .   30
        56.  Waiver of Notice  . . . . . . . . . . . . . . . . . . . . .   30
        57.  Dispensing with Notice  . . . . . . . . . . . . . . . . . .   30
        58.  Amendments  . . . . . . . . . . . . . . . . . . . . . . . .   30
        59.  Emergency Provisions  . . . . . . . . . . . . . . . . . . .   30
        60.  Terms . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
        61.  Foreign Stock Record  . . . . . . . . . . . . . . . . . . .   31
        62.  Permitted Percentage  . . . . . . . . . . . . . . . . . . .   31
        63.  Registration of Shares  . . . . . . . . . . . . . . . . . .   31
        64.  Equity Offerings  . . . . . . . . . . . . . . . . . . . . .   32


   * This Table of Contents has not been adopted by the Board of Directors as part of the By-Laws of the corporation, but is provided solely for the convenience of the reader.

                                    BY-LAWS

                                       OF

                         MIDWEST EXPRESS HOLDINGS, INC.
                           (f/k/a ME WISCONSIN, INC.)


   Note: For convenience, the masculine has been used in these By-Laws with the intention that it include the feminine as well.

                                 CAPITAL STOCK

        1.   Certificates

        Every shareholder shall be entitled to have a certificate in such form as the Board shall from time to time approve, signed by the Chairman of the Board, a Vice Chairman of the Board, the President or a Vice President and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, certifying the number of shares owned by him. Any of or all the signatures on the certificate and the corporate seal may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. While the corporation is authorized to issue more than one class of stock or more than one series of any class, there shall be set forth on the face or back of each certificate issued a statement that the corporation will furnish without charge to each shareholder who so requests in writing a summary of the designations, relative rights, preferences and limitations applicable to each class of stock, the variations in rights, preferences and limitations determined for each series and the authority of the Board to determine variations for future series.

        2.   Record Ownership

        The name and address of the holder of each certificate, the number of shares represented thereby, and the date of issuance thereof shall be recorded in the corporation's books and records. The corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by law. The corporation has not established, and nothing in these By-Laws shall be deemed to establish, any procedure by which a beneficial owner of the corporation's shares that are registered in the name of a nominee is recognized by the corporation as the shareholder under Section 180.0723 of the Wisconsin Business Corporation Law ("WBCL").

        3.   Transfer

        Transfer of stock shall be made on the books of the corporation only by direction of the person named in the certificate or his attorney, lawfully constituted in writing, and only upon the surrender for cancellation of the certificate therefor and a written assignment of the shares evidenced thereby.

        4.   Lost Certificates

        Any person claiming a stock certificate in lieu of one lost or destroyed shall give the corporation an affidavit as to his ownership of the certificate and of the facts which go to prove its loss or destruction. He shall also, if required by the Board, give the corporation a bond or other indemnification, in such form as may be approved by the Board, sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss of the certificate or the issuance of a new certificate.

        5.   Transfer Agent; Registrar

        The corporation shall maintain one or more transfer offices or agencies, each in charge of a transfer agent designated by the Board, where the shares of stock of the corporation shall be transferable. The corporation shall also maintain one or more registry offices, each in charge of a registrar designated by the Board, where such shares of stock shall be registered. The same entity may be both transfer agent and registrar.

        6.   Record Date

        So that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders, or any adjournment thereof, the Board may fix a record date which record date shall not precede the date of any annual or special meeting of shareholders by more than seventy days nor be less than ten days before the date of such meeting (the "Meeting Record Date"), and only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to such notice of and to vote at such meeting, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid. In the case of any Demand Special Meeting (as defined in Section 8), (i) the Meeting Record Date shall be not later than the 30th day after the Delivery Date (as defined in Section 8) and
   (ii) if the Board fails to fix the Meeting Record Date within 30 days after the Delivery Date, then the close of business on such 30th day shall be the Meeting Record Date. Except as provided by the WBCL for a court-ordered adjournment, a determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting, unless the Board fixes a new Meeting Record Date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. Subject to the procedures set forth in Section 8(b) relating to the fixing of a Demand Record Date (as defined therein), the Board may also fix a future date as the record date to determine the shareholders entitled to take any other action. Such record date may not be more than 70 days before the action requiring a determination of shareholders. The record date for determining shareholders entitled to a distribution (other than a distribution involving a purchase, redemption or other acquisition of the corporation's shares) or a share dividend is the date on which the Board authorizes the distribution or share dividend, as the case may be, unless the Board fixes a different record date.

                            MEETINGS OF SHAREHOLDERS

        7.   Annual

        The annual meeting of shareholders ("Annual Meeting") for the election of directors and the transaction of such other business as may properly be brought before the meeting shall be held on the fourth Wednesday in April in each year, or on such other day, which shall not be a legal holiday, as shall be determined by the Board. The Annual Meeting shall be held at such place and hour, within or without the State of Wisconsin, as shall be determined by the Board. The day, place and hour of each Annual Meeting shall be specified in the notice of the Annual Meeting. The Annual Meeting may be adjourned by the chairman of the meeting from time to time and place to place without notice other than announcement at the meeting. At any adjourned Annual Meeting the corporation may transact any business which might have been transacted at the Annual Meeting as originally called. In accordance with the provisions of applicable law, the Board acting by resolution may postpone and reschedule any previously scheduled Annual Meeting.

        8.   Special

             (a) A special meeting of the shareholders of the corporation (a "Special Meeting") may be called only by (i) the Chairman of the Board,
   (ii) the President or (iii) the Board and shall be called by the Chairman of the Board or the President upon the demand, in accordance with this
   Section 8, of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting.

             (b) In order that the corporation may determine the shareholders entitled to demand a Special Meeting, the Board may fix a record date to determine the shareholders entitled to make such a demand (the "Demand Record Date"). The Demand Record Date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board and shall not be more than 10 days after the date upon which the resolution fixing the Demand Record Date is adopted by the Board. Any shareholder of record seeking to have shareholders demand a Special Meeting shall, by sending written notice to the Secretary of the corporation by hand or by certified or registered mail, return receipt requested, request the Board to fix a Demand Record Date. The Board shall promptly, but in all events within 10 days after the date on which a valid request to fix a Demand Record Date is received, adopt a resolution fixing the Demand Record Date and shall make a public announcement of such Demand Record Date. If no Demand Record Date has been fixed by the Board within 10 days after the date on which such request is received by the Secretary, then the Demand Record Date shall be the 10th day after the first day on which a valid written request to set a Demand Record Date is received by the Secretary. To be valid, such written request shall set forth the purpose or purposes for which the Special Meeting is to be held, shall be signed by one or more shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative) and shall set forth all information about each such shareholder and about the beneficial owner or owners, if any, on whose behalf the request is made that would be required to be set forth in a shareholder's notice described in Section 11(b) of these By-Laws.

             (c) In order for a shareholder or shareholders to demand a Special Meeting, a written demand or demands for a Special Meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting must be delivered to the corporation.
   To be valid, each written demand by a shareholder for a Special Meeting shall set forth the specific purpose or purposes for which the Special Meeting is to be held (which purpose or purposes shall be limited to the purpose or purposes set forth in the written request to set a Demand Record Date received by the corporation pursuant to subsection (b) of this
   Section 8), shall be signed by one or more persons who as of the Demand Record Date are shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative), and shall set forth the name and address, as they appear in the corporation's books, of each shareholder signing such demand and the class or series and number of shares of the corporation that are owned of record and beneficially by each such shareholder, shall be sent to the Secretary by hand or by certified or registered mail, return receipt requested, and shall be received by the Secretary within 70 days after the Demand Record Date.

             (d) The corporation shall not be required to call a Special Meeting upon shareholder demand unless, in addition to the documents required by subsection (c) of this Section 8, the Secretary receives a written agreement signed by each Soliciting Shareholder (as defined herein), pursuant to which each Soliciting Shareholder, jointly and severally, agrees to pay the corporation's costs of holding the Special Meeting, including the costs of preparing and mailing proxy materials for the corporation's own solicitation, provided that if each of the resolutions introduced by any Soliciting Shareholder at such meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Shareholder for election as director at such meeting is elected, then the Soliciting Shareholders shall not be required to pay such costs. For purposes of this subsection (d), the following terms shall have the meanings set forth below:

                  (i) "Affiliate" of any Person shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

                  (ii) "Participant" shall have the meaning assigned to such term in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (iii) "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act.

                  (iv) "Proxy" shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

                  (v) "Solicitation" shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

                  (vi) "Soliciting Shareholder" shall mean, with respect to any Special Meeting demanded by a shareholder or shareholders, any of the following Persons:

                       (A) if the number of shareholders signing the demand or demands for a meeting delivered to the corporation pursuant to subsection (c) of this Section 8 is ten or fewer, then each shareholder signing any such demand;

                       (B) if the number of shareholders signing the demand or demands for a meeting delivered to the corporation pursuant to subsection (c) of this Section 8 is more than ten, then each Person who either (I) was a Participant in any Solicitation of such demand or demands or (II) at the time of the delivery to the corporation of the documents described in subsection (c) of this Section 8, had engaged or intended to engage in any Solicitation of Proxies for use at such Special Meeting (other than a Solicitation of Proxies on behalf of the corporation); or

                       (C) any Affiliate of a Soliciting Shareholder, if a majority of the directors then in office determine, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in subsection (c) of this
             Section 8 and/or the written agreement described in this subsection (d) in order to prevent the purposes of this Section 8 from being evaded.

             (e) Except as provided in the following sentence, any Special Meeting shall be held at such hour and day as may be designated by whichever of the Chairman of the Board, the President or the Board shall have called such meeting. In the case of any Special Meeting called by the Chairman of the Board or the President upon the demand of shareholders (a "Demand Special Meeting"), such meeting shall be held at such hour and day as may be designated by the Board; provided, however, that the date of any Demand Special Meeting shall be not more than 70 days after the Meeting Record Date; and provided further that in the event that the directors then in office fail to designate an hour and date for a Demand Special Meeting within 10 days after the date that valid written demands for such meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting are delivered to the corporation (the "Delivery Date"), then such meeting shall be held on the 100th day after the Delivery Date or, if such 100th day is not a Business Day (as defined below), on the first preceding Business Day. In fixing a meeting date for any Special Meeting, the Chairman of the Board, the President or the Board may consider such factors as he or it deems relevant within the good faith exercise of his or its business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding any demand for such meeting, and any plan of the Board to call an Annual Meeting or a Special Meeting for the conduct of related business. Any Special Meeting may be adjourned by the chairman of the meeting from time to time and place to place without notice other than announcement at the meeting. At any adjourned Special Meeting the corporation may transact any business which might have been transacted at the Special Meeting as originally called.
   In accordance with the provisions of applicable law, the Board acting by resolution may postpone and reschedule any previously scheduled Special Meeting; provided, however, that a Demand Special Meeting shall not be postponed beyond the 100th day following the Delivery Date.

             (f) The corporation may engage nationally or regionally recognized independent inspectors of elections to act as an agent of the corporation for the purpose of promptly performing a ministerial review of the validity of any purported written demand or demands for a Special Meeting received by the Secretary. For the purpose of permitting the inspectors to perform such review, no purported demand shall be deemed to have been delivered to the corporation until the earlier of (i) 5 Business Days following receipt by the Secretary of such purported demand and (ii) such date as the independent inspectors certify to the corporation that the valid demands received by the Secretary represent at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting. Nothing contained in this subsection shall in any way be construed to suggest or imply that the Board or any shareholder shall not be entitled to contest the validity of any demand, whether during or after such 5 Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto).

             (g) For purposes of these By-Laws, "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are obligated by law or executive order to close.

        9.   Notice of Meeting

        Written notice stating the place, day and hour of any Annual Meeting or Special Meeting shall be delivered not less than 10 (unless a longer period is required by the WBCL) nor more than 70 days before the date of such meeting, either personally or by mail, by or at the direction of the Secretary, to each shareholder of record entitled to vote at such meeting and to other shareholders as may be required by the WBCL. In the event of any Demand Special Meeting, such notice of meeting shall be sent not more than 30 days after the Delivery Date. If mailed, notice pursuant to this
   Section 9 shall be deemed to be effective when deposited in the United States mail, addressed to each shareholder at his address as it appears on the stock record books of the corporation, with postage thereon prepaid.
   A notice of an Annual Meeting shall include a description of the purpose or purposes for which the meeting is called. In the case of any Special Meeting, (a) the notice of meeting shall describe any business that the Board shall have theretofore determined to bring before the meeting and
   (b) in the case of a Demand Special Meeting, the notice of meeting (i) shall describe any business set forth in the statement or purpose of the demands received by the corporation in accordance with Section 8 of these By-Laws and (ii) shall contain all of the information required in the notice received by the corporation in accordance with Section 11(c) of these By-Laws. If an Annual Meeting or Special Meeting is adjourned to a different date, time or place, then the corporation shall not be required to give notice of the new date, time or place if the new date, time or place is announced at the meeting before adjournment; provided, however, that if a new Meeting Record Date for an adjourned meeting is or must be fixed, then the corporation shall give notice of the adjourned meeting to persons who are shareholders as of the new Meeting Record Date.

        10.  Quorum

        Shares entitled to vote as a separate voting group may take action on a matter at any Annual Meeting or Special Meeting only if a quorum of those shares exists with respect to that matter. If the corporation has only one class of stock then outstanding, then such class shall constitute a separate voting group for purposes of this Section 10. Except as otherwise provided in the Restated Articles of Incorporation, any By-Law adopted under authority granted in the Restated Articles of Incorporation, or the WBCL, a majority of the votes entitled to be cast on the matter shall constitute a quorum of the voting group for action on that matter. Once a share is represented for any purpose at any Annual Meeting or Special Meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of that meeting unless a new Meeting Record Date is or must be set for the adjourned meeting. In the event of lack of a quorum, the chairman of the meeting or a majority of the voting power of the shares of capital stock present in person or represented by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall be obtained. At any such adjourned meeting at which there is a quorum, any business may be transacted which might have been transacted at the meeting as originally called. If a quorum exists, except in the case of the election of directors, then action on a matter shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Restated Articles of Incorporation, any By-Law adopted under authority granted in the Restated Articles of Incorporation, or the WBCL requires a greater number of affirmative votes. Unless otherwise provided in the Restated Articles of Incorporation, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at any Annual Meeting or Special Meeting at which a quorum is present. For purposes of this Section 10, "plurality" means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting or Special Meeting.

        11.  Meeting Procedure

             (a) Conduct of Meetings. The Chief Executive Officer, or in his absence such other officer as may be designated by the Board, shall be the chairman at shareholders' meetings. The Secretary of the corporation shall be the secretary at shareholders' meetings, but in his absence the chairman of the meeting may appoint a secretary for the meeting. The opening and closing of the polls for matters upon which the shareholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may, to the extent not prohibited by law, adopt by resolution such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations or procedures and to do all acts as, in the judgment of the chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may to the extent not prohibited by law include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting;
   (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the corporation, their duly authorized and constituted proxies (which shall be reasonable in number) or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.

             (b) Annual Meetings. At an Annual Meeting, only such business shall be conducted, and only nominations for the election of directors shall be made, as shall have been properly brought before the meeting in accordance with these By-Laws. To be properly brought before an Annual Meeting, business or nominations must (i) be specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board; (ii) otherwise properly be brought before the meeting by or at the direction of the Board; or (iii) otherwise (A) properly be requested to be brought before the meeting by a shareholder of record entitled to vote in the election of directors generally and (B) constitute a proper subject to be brought before such meeting. For nominations or other business to be properly requested to be brought before an Annual Meeting by a shareholder of record, any shareholder who intends to bring any matter before an Annual Meeting and is entitled to vote on such matter must deliver written notice of such shareholder's intent to bring the matter before the Annual Meeting, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation. Such notice must be received by the Secretary not less than 75 nor more than 100 days prior to (x) April 23, 1997, in the case of the Annual Meeting scheduled to be held on April 23, 1997 or (y) the first anniversary of the immediately preceding Annual Meeting in the case of any other Annual Meeting; provided, however, that in the event that the date for which the Annual Meeting is called is advanced by more than 30 days or delayed by more than 60 days from the date specified in clause (x) or (y), as the case may be, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 100th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 75th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder notice as described above. For purposes of this Section 11, "public announcement" shall mean the date disclosure of the date of the meeting of shareholders is first made in a press release reported by the Dow Jones New Service, Associated Press or comparable national news service, or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

             A shareholder's notice to the Secretary required by this Section 11(b) shall set forth as to each matter the shareholder proposes to bring before the Annual Meeting: (i) in the case of any proposed nomination for election or re-election as a director, (A) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (B) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (C) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (D) the written consent of each nominee to serve as a director of the corporation if so elected; (ii) in the case of any other business that such shareholder proposes to bring before the Annual Meeting, (A) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting and (B) any material interest of the shareholder in such business; (iii) the name and address of the shareholder intending to propose such business; (iv) the number of shares of stock of the corporation beneficially held, either personally or in concert with others, by the shareholder, and (v) a representation that the shareholder is a holder of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make such nomination or present such proposal. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. No business shall be conducted at an Annual Meeting except in accordance with the procedures set forth in this Section 11(b). The chairman of the Annual Meeting shall, if the facts warrant, determine and declare to the Annual Meeting that a nomination was not made or business was not properly brought before the meeting in accordance with the provisions hereof and, if he should so determine, he shall so declare to the Annual Meeting that any such nomination shall be disregarded and/or any such business not properly brought before the Annual Meeting shall not be transacted.

             Notwithstanding anything in the fourth sentence of this Section 11(b) to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the corporation at least 85 days prior to the date specified in clause (x) or (y), as the case may be, of such sentence, a shareholder's notice required by this Section 11(b) with respect to any nomination of a person for election to the Board shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

             (c) Special Meeting. At a Special Meeting, only such business shall be conducted, and only nominations for the election of directors shall be made, as shall have been described in the notice of meeting sent to shareholders pursuant to Section 9 of these By-Laws. Nominations of persons for election to the Board may be made at a Special Meeting at which directors are to be elected pursuant to such notice of meeting (i) by or at the direction of the Board or (ii) by any shareholder of the corporation who (A) is a shareholder of record, (B) is entitled to vote in the election of directors at the meeting and (C) complies with the notice procedures set forth in this Section 11(c). Any shareholder desiring to nominate persons for election to the Board at such a Special Meeting must deliver written notice of such shareholder's proposed nomination, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation. Such notice must be received by the Secretary not more than 90 days prior to such Special Meeting and not later than the close of business on the later of (x) the 60th day prior to such Special Meeting or (y) the 10th day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board to be elected at such meeting.

             A shareholder's notice to the Secretary required by this Section 11(c) shall set forth (i) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (ii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iii) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (iv) the written consent of each nominee to serve as a director of the corporation if so elected; (v) the name and address of the shareholder intending to propose such business; (vi) the number of shares of stock of the corporation beneficially held, either personally or in concert with others, by the shareholder; and (vii) a representation that the shareholder is a holder of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make such nomination. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. No business shall be conducted at a Special Meeting except in accordance with the procedures set forth in this
   Section 11(c). The chairman of the Special Meeting shall, if the facts warrant, determine and declare to the Special Meeting that a nomination was not made or business was not properly brought before the meeting in accordance with the provisions hereof and, if he should so determine, he shall so declare to the Special Meeting that any such nomination shall be disregarded and/or any such business not properly brought before the Special Meeting shall not be transacted.

        12.  Voting

        Unless otherwise provided in the Restated Articles of Incorporation, at each meeting of shareholders, each holder of shares entitled to vote at such meeting shall, as to all matters in respect of which such shares have voting rights, be entitled to one vote in person or by written proxy for each share held of record by him. No vote upon any matter, except the election of directors or the amendment of the Restated Articles of Incorporation, is required to be by ballot unless demanded by the holders of at least 10% of the voting power of the shares of capital stock represented and entitled to vote at the meeting. All motions to introduce a matter for a vote by shareholders at a meeting thereof, except for nominations for election as directors recommended by the Nominating Committee and approved by the Board, shall be seconded prior to a vote thereon by shareholders.

        Except as otherwise provided by the WBCL, a shareholder may authorize another person or persons to act for him as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other transmission was authorized by the shareholder. Any proxy shall be filed with the Secretary of the corporation or other person authorized to tabulate votes before or at the time of the meeting. No proxy shall be valid after 11 months from the date of its execution unless otherwise provided in the proxy. Unless otherwise provided in the appointment form, a proxy appointment may be revoked at any time before it is voted by written notice filed with the Secretary or other officer or agent of the corporation authorized to tabulate votes. The presence of a shareholder who has filed his proxy appointment shall not of itself constitute a revocation.

        The date and time of the opening and closing of the polls for each matter upon which the shareholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls.

        13.  Corporation's Acceptance of Votes

             (a) If the name signed on a vote, consent, waiver, or proxy appointment corresponds to the name of a shareholder, the corporation, if acting in good faith, is entitled to accept the vote, consent, waiver, or proxy appointment and give it effect as the act of the shareholder.

             (b) If the name signed on a vote, consent, waiver, or proxy appointment does not correspond to the name of its shareholder, the corporation, if acting in good faith, is nevertheless entitled to accept the vote, consent, waiver, or proxy appointment and give it effect as the act of the shareholder if:

                  (i) the shareholder is an entity (as defined in the WBCL) and the name signed purports to be that of an officer or agent of the entity;

                  (ii) the name signed purports to be that of a personal representative, administrator, executor, guardian, or conservator representing the shareholder and, if the corporation requests, evidence of fiduciary status acceptable to the corporation has been presented with respect to the vote, consent, waiver, or proxy appointment;

                  (iii) the name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the corporation requests, evidence of this status acceptable to the corporation has been presented with respect to the vote, consent, waiver, and proxy appointment;

                  (iv) the name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the shareholder and, if the corporation requests, evidence acceptable to the corporation of the signatory's authority to sign for the shareholder has been presented with respect to the vote, consent, waiver, or proxy appointment; or

                  (v) two or more persons are the shareholder as cotenants or fiduciaries and the name signed purports to be the name of at least one of the coowners and the person signing appears to be acting on behalf of all the coowners.

             (c) The corporation is entitled to reject a vote, consent, waiver, or proxy appointment if the secretary or other officer or agent authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory's authority to sign for the shareholder.

             (d) The corporation and its officer or agent who accepts or rejects a vote, consent, waiver, or proxy appointment in good faith and in accordance with the standards of this section are not liable in damages to the shareholder for the consequences of the acceptance or rejection.

             (e) Corporate action based on the acceptance or rejection of a vote, consent, waiver, or proxy appointment under this section is valid unless a court of competent jurisdiction determines otherwise.

        14.  Inspectors of Election

        The Chief Executive Officer shall, in advance of any meeting of shareholders, appoint one or more inspectors to act at the meeting and make a written report thereof. He may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of shareholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

        The inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the number of shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The inspectors shall determine the validity of and count the proxies and ballots in accordance with applicable law.

        15.  Voting List

        The officer or agent having charge of the stock transfer books for shares of the corporation shall make, before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each. The list must be arranged by voting group, if such exists, and within each voting group by class or series of shares. The corporation shall make such shareholder list available for inspection at the corporation's principal office or other location permitted by the WBCL by any shareholder at any time prior to the meeting during usual business hours for any proper purpose, beginning two
   (2) business days after notice is given of the meeting for which the list was prepared. A shareholder, or his agent or attorney, is entitled on written demand to inspect and, subject to the requirements of the WBCL, to copy the list during regular business hours and at the shareholder's expense, during such period that it is available for inspection. Such list also shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the meeting for purposes related to the meeting. The corporation shall maintain the shareholder list in written form or in another form capable of conversion into written form within a reasonable time. Notwithstanding the foregoing, the corporation's failure or refusal to prepare or make available the shareholder list shall not affect the validity of any action taken at such shareholder meeting.

                               BOARD OF DIRECTORS

        16.  Resignation

        A director may resign at any time by giving written notice to the corporation, addressed to the Chief Executive Officer or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the notice.

        17.  Annual Meeting

        A meeting of the Board, to be known as the annual Board meeting, shall be held without call or notice immediately after and at the same general place as the annual meeting of the shareholders. The annual Board meeting shall be held for the purpose of organizing the Board, electing officers, and transacting any other business that may properly come before the meeting.

        18.  Regular Meetings

        Regular meetings of the Board may be held without call or notice at such place and at such time as shall be fixed by the Board.

        19.  Special Meetings

        Special meetings of the Board may be called by the Chief Executive Officer, and shall be called by the Secretary upon the request in writing of not less than two of the directors then in office. Special meetings of the Board may be held at such place and at such time as shall be designated in the call thereof. Notice of special meetings of the Board shall either be mailed by the Chief Executive Officer or the Secretary to each director at least three days before the meeting, or served upon, or sent by electronic means by the Chief Executive Officer or the Secretary to, each director at least one day before the meeting, but during an emergency as defined in Section 22 hereof, notice may be given only to such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publications or private or public electronic means. Unless required by law, the notice need not state the purposes of the meeting.

        20.  Telephonic Meetings

        The Board, or any committee of the Board, may, in addition to conducting meetings in which each director participates in person, and notwithstanding any place set forth in the notice of the meeting or these By-laws, conduct any regular or special meeting by the use of any electronic means of communication, such as by conference telephone, provided all participating directors may simultaneously hear each other during the meeting. If a meeting will be conducted at which any directors do not participate in person, all participating directors shall be informed that a meeting is taking place at which official business may be transacted.

        21.  Director's Assent

        A director who is present at a meeting of the Board or a committee of the Board when corporate action is taken is deemed to have assented to the action taken unless: (1) the director objects at the beginning of the meeting (or promptly upon the director's arrival) to holding the meeting or transacting business at the meeting; (2) the director dissents or abstains from the action taken and minutes of the meeting are prepared that show the director's dissent or abstention from the action; (3) the director dissents or abstains from an action taken, minutes of the meeting are prepared that fail to show the director's dissent or abstention from the action taken and the director delivers to the corporation a written notice of that failure that complies with Section 180.0141 of the WBCL promptly after receiving the minutes; or (4) the director delivers written notice of his dissent or abstention to the presiding officer of the meeting before its adjournment or to the corporation immediately after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

        22.  Quorum

        Except during the existence of an emergency and except as otherwise provided in these By-Laws or in the Restated Articles of Incorporation, one-third of the total number of directors, as fixed pursuant to Section
   (2) of Article Seven of the Restated Articles of Incorporation, shall constitute a quorum for the transaction of business. During the existence of an emergency, three directors shall constitute a quorum for the transaction of business. To the extent required to constitute a quorum at any meeting of the Board during an emergency, the officers of the corporation who are present shall be deemed, in order of rank and within the same rank in order of seniority, directors for such meeting. Subject to the provisions of the Restated Articles of Incorporation, the action of the majority of directors present at a meeting at which a quorum is present shall be the act of the Board. In the event of lack of a quorum, a majority of the directors present may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be obtained. At any such adjourned meeting at which there is a quorum, any business may be transacted which might have been transacted at the meeting originally called.

        An "emergency" for the purpose of these By-Laws shall mean a catastrophic event that prevents a quorum of the corporation's directors from being readily assembled.

        23.  Action Without Meeting

        Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing and such written consent is filed with the minutes of the proceedings of the Board.

        24.  Organization

        The Chairman of the Board, or in his absence the Chief Executive Officer, or in his absence a director chosen by the directors present, shall act as chairman at meetings of the Board. The Secretary of the corporation shall act as secretary at meetings of the Board but in his absence the chairman of the meeting may appoint a secretary for the meeting.

        25.  Compensation

        The compensation of directors for services as directors and as members of committees of the Board shall be as fixed by the Board from time to time. The compensation, if any, of the directors need not be uniform as between directors and the compensation, if any, of the members of the committees of the Board need not be uniform either as between members of a committee or as between committees. The Board shall provide for reimbursing the directors for expenses incurred in attending meetings of the Board or committees thereof.

        Any director may also serve the corporation in any other capacity and receive compensation, including fees and expenses, for such service.

                            COMMITTEES OF THE BOARD

        26.  Standing and Other Committees

        The directors shall from time to time designate, by resolution passed by a majority of the entire Board of Directors (as defined in Section (2) of Article Seven of the Restated Articles of Incorporation), an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee, each of which shall have and may exercise the powers of the Board in the direction of the business and affairs of the corporation in respect to the matters and to the extent hereinafter set forth, subject to the power of the Board to assign from time to time to any such committees or to any other committees such powers in respect to specific matters as the Board may deem desirable.

        These four committees shall be the standing committees of the corporation. The Board may, by resolution passed by a majority of the entire Board of Directors, designate such other committees as it from time to time may deem appropriate; no such committee shall consist of fewer than two directors, and the powers of each such committee shall be limited to those specified in the resolution designating the committee.

        27.  Procedure

        Each committee shall fix its own rules of procedure and shall meet where and as provided by such rules, but the presence of a majority shall be necessary to constitute a quorum, unless otherwise provided by these By-Laws. Each committee shall keep minutes of its meetings. Any action required or permitted to be taken at any meeting of any committee may be taken without a meeting if all the members consent thereto in writing and such written consent is filed with the minutes of the proceedings of such committee. All action by each committee shall be reported to the Board.

        28.  Audit Committee

        The Audit Committee shall consist of three or more members. The Board shall select the members of the Audit Committee from among the directors who are not officers or employees of the corporation and shall designate the Chairman of the Committee.

        29.  Compensation Committee

        The Compensation Committee shall consist of three or more members. The Board shall select the members of the Compensation Committee from among the directors who are not, and have not been for at least one year prior to selection, officers or employees of the corporation and shall designate the Chairman of the Committee.

        30.  Executive Committee

        The Executive Committee shall consist of three or more members including, by virtue of his office, the Chief Executive Officer. The Board shall select the other members of the Committee from among the directors and shall designate the Chairman thereof.

        31.  Nominating Committee

        The Nominating Committee shall consist of three or more members. The Board shall select the members of the Nominating Committee from among the directors who (except in the case of the Chairman of the Board) are not officers or employees of the corporation.

        32.  Alternates; Vacancies in Committees

        The Board may designate one or more directors as alternate members of any committee. Alternate members shall serve, in the order in which the Board shall determine, when one or more members of the committee shall be absent or disqualified. Alternate members may attend committee meetings as observers, without the right to vote when all members are present; when fewer than all are present, only an alternate member serving in the place of an absent or disqualified member shall have the right to vote. If no alternate is available, the committee member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any absent or disqualified member. All members of all committees (including Chairmen) shall serve at the pleasure of the Board.

                                    OFFICERS

        33.  Designation; Election; Qualification; Term

        Each year at the annual Board meeting the directors shall elect a Chairman of the Board, a Chief Executive Officer and a Treasurer. From time to time the Board may also elect or appoint a Vice Chairman of the Board or Vice Chairmen of the Board, a President, such Executive, Senior or other Vice Presidents as it may deem appropriate, a Chief Financial Officer, and such other officers, including a Controller, Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers, as it may deem appropriate. The Chief Executive Officer may appoint any officers of the corporation not required to be elected by the Board, as he may deem appropriate. The Chairman of the Board, the Chief Executive Officer, and any Vice Chairman of the Board must be directors; no other officer need be a director. Any number of offices may be held by the same person. The term of each officer, whenever elected or appointed, shall be until the election or appointment (as the case may be) and qualification of his successor or until his earlier resignation or removal.

        34.  Duties

        The officers shall have such powers and perform such duties as are prescribed in these By-Laws, or, in the case of an officer whose powers and duties are not so prescribed, as may be assigned by the Board or delegated by or through the Chief Executive Officer.

        35.  Resignation; Removal; Vacancies

        Any officer may resign at any time by giving notice to the corporation addressed to the Chief Executive Officer or the Secretary. Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein. Acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the notice. Any officer may be removed by the Board at any time with or without cause. Any appointed officer may be removed by the Chief Executive Officer at any time with or without cause. A vacancy in any office may be filled by the Board, and a vacancy in any appointed office may be filled by the Chief Executive Officer, for the unexpired portion of the term.

        36.  Chief Executive Officer

        The Chief Executive Officer of the corporation shall be elected by the Board. Subject to the Board, he shall be in general and active charge, control and supervision over the management and direction of the business, property and affairs of the corporation. He shall keep the Board fully informed, and shall freely consult it, concerning the business of the corporation in his charge.

        He shall, subject to these By-Laws, have authority to:

                  (i) appoint or approve the appointment of employees to various posts and positions in the corporation bearing titles designated or approved by him and to prescribe their authority and duties, which may include the authority to appoint subordinates to various other posts and positions; and

                  (ii) remove or approve the removal of employees so appointed; and

                  (iii) sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, notes, debentures, stock certificates, contracts, including contracts of guaranty and suretyship, leases, reports and other documents and instruments, except where the signing or execution thereof by some other officer or employee of the corporation shall be expressly authorized and directed by law, or by the Board, or by these By-Laws. Unless otherwise provided by law, or by these By-Laws, or by the Board, he may authorize in a writing filed with the Secretary, any officer, employee, or agent of the corporation to sign, execute and acknowledge, on behalf of the corporation and in his place and stead, any or all such documents and instruments.

        He shall have such other authority and perform such other duties as are incident to the office of Chief Executive Officer and as may be prescribed from time to time by the Board and these By-Laws.

        In the absence or disability of the Chief Executive Officer, or in case of an unfilled vacancy in that office, until such time as the Board shall elect his successor, his duties shall be performed and his powers shall be exercised by other elected officers of the corporation who are also directors (unless none are directors) in the order in which such officers were listed in their respective elections.

        37.  Chairman of the Board, Vice Chairman of the Board and President

        The Chairman of the Board, any Vice Chairman of the Board and the President, each acting alone, shall have authority to sign, execute and acknowledge on behalf of the corporation, all deeds, mortgages, bonds, notes, debentures, stock certificates, contracts, including contracts of guaranty and suretyship, leases, reports and other documents and instruments, except where the signing or execution thereof by some other officer or employee shall be expressly authorized and directed by law, or by the Board, or by the Chief Executive Officer or by these By-Laws. Each shall have such additional powers and perform such additional duties as may be assigned to him by the Board or as may be delegated to him by the Chief Executive Officer.

        38.  Vice Presidents

        Each Vice President shall have such powers and perform such duties as may be assigned to him by the Board or as may be delegated to him by the Chief Executive Officer.

        Each Executive Vice President shall have authority to sign, execute and acknowledge on behalf of the corporation, all deeds, mortgages, bonds, notes, debentures, contracts, including contracts of guaranty and suretyship, leases, reports and other documents and instruments, except where the signing or execution thereof by some other officer or employee shall be expressly authorized and directed by law, or by the Board, or by the Chief Executive Officer, or by these By-Laws.

        39.  Chief Financial Officer

        The Chief Financial Officer shall:

                  (i) be the principal financial officer of the corporation and have responsibility for all financial affairs of the corporation; and

                  (ii) protect the cash, securities, receivables and other financial resources of the corporation, have responsibility for investment, receipt, custody and disbursement of such resources, and establish policies for granting credit to customers; and

                  (iii)     maintain the creditworthiness of the corporation;
        and

                  (iv) negotiate and procure capital required by the corporation, including long-term debt and equity, maintain adequate sources for the corporation's short-term financing requirements and maintain banking relationships; and

                  (v) administer the accounting policies of the corporation and the internal controls with respect to its financial affairs; and

                  (vi) supervise the corporation's books of account, and have access to all records, including the Secretary's records; and

                  (vii) in general, have such other powers and perform such other duties as may be assigned from time to time by the Board or by or through the Chief Executive Officer.

        40.  Controller

        The Controller shall:

                  (i) be the principal accounting officer of the corporation; and

                  (ii) have custody and charge of the corporation's books of account, and have access to all records, including the Secretary's and the Treasurer's records, for purpose of obtaining information necessary to verify or complete the records of the Controller's office; and

                  (iii) implement the policies for granting credit to customers; and

                  (iv) implement the internal controls with respect to the financial affairs of the corporation; and

                  (v) have the responsibility for processing vouchers for payment by the Treasurer; and

                  (vi) in general, have such other powers and perform such other duties as may be assigned from time to time by the Board or by or through the Chief Executive Officer.

        41.  Secretary

        The Secretary shall:

                  (i) attend and keep the minutes of all meetings of the shareholders, the Board, and of such committees as the Board may direct; and

                  (ii) have custody of the corporate seal and all corporate records (including transfer books and stock ledgers), contracts, papers, instruments, documents and books of the corporation except those required to be kept by other officers under these By-Laws; and

                  (iii) sign on behalf of the corporation such documents and instruments as require his signature when approved in accordance with these By-Laws, and to such documents he shall affix the corporate seal when necessary and may do so when he deems it desirable; and

                  (iv) see that notices are given and records and reports are properly kept and filed by the corporation as required by these By-Laws or as required by law; and

                  (v) in general, have such other powers and perform such other duties as are incident to the office of Secretary and as may be assigned to him from time to time by the Board or by or through the Chief Executive Officer.

        42.  Treasurer

        The Treasurer shall:

                  (i) receive and sign receipts for all moneys paid to the corporation and shall deposit the same in the name and to the credit of the corporation in authorized banks or depositories; and

                  (ii) when necessary or desirable, endorse for collection on behalf of the corporation all checks, drafts, notes and other obligations payable to it; and

                  (iii) disburse the funds of the corporation only upon vouchers duly processed and under such rules and regulations as the Board may from time to time adopt; and

                  (iv) keep full and accurate accounts of the transactions of his office in books belonging to the corporation; and

                  (v) render as the Board may direct an account of the transactions of his office; and

                  (vi) in general, have such other powers and perform such other duties as are incident to the office of Treasurer and as may be assigned to him from time to time by the Board or by or through the Chief Executive Officer.

                                 MISCELLANEOUS

        43.  Offices

        The registered office of the corporation in the State of Wisconsin shall be located at 4915 South Howell Avenue, Milwaukee, Wisconsin 53207. The corporation may have such other offices as the Board may from time to time determine. The books of the corporation may be kept outside the State of Wisconsin.

        44.  Seal

        The corporation shall have a seal which shall be circular in form with "ME WISCONSIN -- WISCONSIN" around the periphery and "1996 -- CORPORATE SEAL" within, but the use of such seal shall not be necessary to evidence authority for any action on behalf of the corporation or to evidence the authenticity of any signature on behalf of the corporation or of any officer of the corporation.

        45.  Fiscal Year

        The fiscal year of the corporation shall begin on January 1 of each year.

        46.  Annual Report

        At least fifteen days in advance of the annual meeting of shareholders, but not later than three months after the close of the fiscal year, the Board shall publish and submit to the shareholders a consolidated balance sheet of the corporation and its consolidated subsidiaries as of the end of the previous fiscal year and the related consolidated income and cash flow statements of the corporation and its consolidated subsidiaries for the previous fiscal year.

        47.  Consideration for Shares

        The Board may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the corporation. Before the corporation issues shares, the Board shall determine that the consideration received or to be received for the shares to be issued is adequate. In the absence of a resolution adopted by the Board expressly determining that the consideration received or to be received is adequate, Board approval of the issuance of the shares shall be deemed to constitute such a determination. The determination of the Board is conclusive insofar as the adequacy of consideration for the issuance of shares relates to whether the shares are validly issued, fully paid and nonassessable. The corporation may place in escrow shares issued in whole or in part for a contract for future services or benefits, a promissory note, or other property to be issued in the future, or make other arrangements to restrict the transfer of the shares, and may credit distributions in respect of the shares against their purchase price, until the services are performed, the benefits or property are received or the promissory note is paid. If the services are not performed, the benefits or property are not received or the promissory note is not paid, the corporation may cancel, in whole or in part, the shares escrowed or restricted and the distributions credited.

        48.  Stock Regulation

        The Board shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Wisconsin as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the corporation.

        49.  Indemnification

             (a)  Certain Definitions.  All capitalized terms used in this
   Section 49 and not otherwise hereinafter defined in this Section 49(a) shall have the meaning set forth in Section 180.0850 of the Statute. The following capitalized terms (including any plural forms thereof) used in this Section 49 shall be defined as follows:

                    (i) "Affiliate" shall include, without limitation, any Person (as defined in Section 8(d) of these By-Laws) (including without limitation an employee benefit plan) that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation.

                   (ii) "Authority" shall mean the entity selected by the Director or Officer to determine his right to indemnification pursuant to Section 49(d).

                  (iii) "Board" shall mean the entire then elected and serving Board of Directors of the Corporation, including all members thereof who are Parties to the subject Proceeding or any related Proceeding.

                   (iv) "Breach of Duty" shall mean the Director or Officer breached or failed to perform his duties to the Corporation and his breach of or failure to perform those duties is determined, in accordance with Section 49(d), to constitute misconduct under
        Section 180.0851(2)(a) l, 2, 3 or 4 of the Statute.

                    (v) "Corporation," as used herein and as defined in the Statute and incorporated by reference into the definitions of certain other capitalized terms used herein, shall mean this corporation, including, without limitation, any successor corporation or entity to this corporation by way of merger, consolidation or acquisition of all or substantially all of the capital stock or assets of this corporation.

                   (vi) "Director or Officer" shall have the meaning set forth in the Statute; provided, that, for purposes of this Section 49, it shall be conclusively presumed that any Director or Officer serving as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of an Affiliate shall be so serving at the request of the Corporation.

                  (vii) "Disinterested Quorum" shall mean a quorum of the Board who are not Parties to the subject Proceeding or any related Proceeding.

                 (viii) "Party" shall have the meaning set forth in the Statute; provided, that, for purposes of this Section 49, the term "Party" shall also include any Director or Officer or employee of the Corporation who is or was a witness in a Proceeding at a time when he has not otherwise been formally named a Party thereto.

                   (ix) "Proceeding" shall have the meaning set forth in the Statute; provided, that, in accordance with Section 180.0859 of the Statute and for purposes of this Section 49, the term "Proceeding" shall also include all Proceedings (i) brought under (in whole or in part) the Securities Act of 1933, as amended, the Exchange Act, their respective state counterparts, and/or any rule or regulation promulgated under any of the foregoing; (ii) brought before an Authority or otherwise to enforce rights hereunder; (iii) any appeal from a Proceeding; and (iv) any Proceeding in which the Director or Officer is a plaintiff or petitioner because he is a Director or Officer; provided, however, that any such Proceeding under this subsection (iv) must be authorized by a majority vote of a Disinterested Quorum.

                    (x) "Statute" shall mean Sections 180.0850 through 180.0859, inclusive, of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, as the same shall then be in effect, including any amendments thereto, but, in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than the Statute permitted or required the Corporation to provide prior to such amendment.

             (b) Mandatory Indemnification of Directors and Officers. To the fullest extent permitted or required by the Statute, the Corporation shall indemnify a Director or Officer against all Liabilities incurred by or on behalf of such Director or Officer in connection with a Proceeding in which the Director or Officer is a Party because he is a Director or Officer.

             (c)  Procedural Requirements.

                    (i) A Director or Officer who seeks indemnification under Section 49(b) shall make a written request therefor to the Corporation. Subject to Section 49(c)(ii), within sixty days of the Corporation's receipt of such request, the Corporation shall pay or reimburse the Director or Officer for the entire amount of Liabilities incurred by the Director or Officer in connection with the subject Proceeding (net of any Expenses previously advanced pursuant to Section 49(e)).

                   (ii) No indemnification shall be required to be paid by the Corporation pursuant to Section 49(b) if, within such sixty-day period, (A) a Disinterested Quorum, by a majority vote thereof, determines that the Director or Officer requesting indemnification engaged in misconduct constituting a Breach of Duty or (B) a Disinterested Quorum cannot be obtained.

                  (iii) In either case of nonpayment pursuant to Section 49(c)(ii), the Board shall immediately authorize by resolution that an Authority, as provided in Section 49(d), determine whether the Director's or Officer's conduct constituted a Breach of Duty and, therefore, whether indemnification should be denied hereunder.

                   (iv) (A) If the Board does not authorize an Authority to determine the Director's or Officer's right to indemnification hereunder within such sixty-day period and/or (B) if indemnification of the requested amount of Liabilities is paid by the Corporation, then it shall be conclusively presumed for all purposes that a Disinterested Quorum has affirmatively determined that the Director or Officer did not engage in misconduct constituting a Breach of Duty and, in the case of subsection (A) above (but not subsection (B)), indemnification by the Corporation of the requested amount of Liabilities shall be paid to the Director or Officer immediately.

             (d)  Determination of Indemnification.

                    (i) If the Board authorizes an Authority to determine a Director's or Officer's right to indemnification pursuant to
        Section 49(c), then the Director or Officer requesting indemnification shall have the absolute discretionary authority to select one of the following as such Authority:

                       (A) An independent legal counsel; provided, that such counsel shall be mutually selected by such Director or Officer and by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board;

                       (B) A panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in Wisconsin; provided, that (I) one arbitrator shall be selected by such Director or Officer, the second arbitrator shall be selected by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board, and the third arbitrator shall be selected by the two previously selected arbitrators, and (II) in all other respects (other than this Section 49), such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules; or

                       (C)  A court pursuant to and in accordance with
             Section 180.0854 of the Statute.

                   (ii) In any such determination by the selected Authority there shall exist a rebuttable presumption that the Director's or Officer's conduct did not constitute a Breach of Duty and that indemnification against the requested amount of Liabilities is required. The burden of rebutting such a presumption by clear and convincing evidence shall be on the Corporation or such other party asserting that such indemnification should not be allowed.

                  (iii) The Authority shall make its determination within sixty days of being selected and shall submit a written opinion of its conclusion simultaneously to both the Corporation and the Director or Officer.

                   (iv) If the Authority determines that indemnification is required hereunder, then the Corporation shall pay the entire requested amount of Liabilities (net of any Expenses previously advanced pursuant to Section 49(e)), including interest thereon at a reasonable rate, as determined by the Authority, within ten days of receipt of the Authority's opinion; provided, that, if it is determined by the Authority that a Director or Officer is entitled to indemnification against Liabilities' incurred in connection with some claims, issues or matters, but not as to other claims, issues or matters, involved in the subject Proceeding, the Corporation shall be required to pay (as set forth above) only the amount of such requested Liabilities as the Authority shall deem appropriate in light of all of the circumstances of such Proceeding.

                    (v) The determination by the Authority that indemnification is required hereunder shall be binding upon the Corporation regardless of any prior determination that the Director or Officer engaged in a Breach of Duty.

                   (vi) All Expenses incurred in the determination process under this Section 49(d) by either the Corporation or the Director or Officer, including, without limitation, all Expenses of the selected Authority, shall be paid by the Corporation.

             (e)  Mandatory Allowance of Expenses.

                    (i) The Corporation shall pay or reimburse from time to time or at any time, within ten days after the receipt of the Director's or Officer's written request therefor, the reasonable Expenses of the Director or Officer as such Expenses are incurred; provided, the following conditions are satisfied:

                       (A) The Director or Officer furnishes to the Corporation an executed written certificate affirming his good faith belief that he has not engaged in misconduct that constitutes a Breach of Duty; and

                       (B) The Director or Officer furnishes to the Corporation an unsecured executed written agreement to repay any advances made under this Section 49(e) if it is ultimately determined by an Authority that he is not entitled to be indemnified by the Corporation for such Expenses pursuant to
             Section 49(d).

                   (ii) If the Director or Officer must repay any previously advanced Expenses pursuant to this Section 49(e), then such Director or Officer shall not be required to pay interest on such amounts.

             (f)  Indemnification and Allowance of Expenses of Certain
                  Others.

                    (i) The Board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify a director or officer of an Affiliate (who is not otherwise serving as a Director or Officer) against all Liabilities, and shall advance the reasonable Expenses, incurred by such director or officer in a Proceeding to the same extent hereunder as if such director or officer incurred such Liabilities because he was a Director or Officer, if such director or officer is a Party thereto because he is or was a director or officer of the Affiliate.

                   (ii) The Corporation shall indemnify an employee who is not a Director or Officer, to the extent he has been successful on the merits or otherwise in defense of a Proceeding, for all reasonable Expenses incurred in the Proceeding if the employee was a Party because he was an employee of the Corporation.

                  (iii) The Board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify (to the extent not otherwise provided in Section 49(f)(ii) hereof) against Liabilities incurred by, and/or provide for the allowance of reasonable Expenses of, an employee or authorized agent of the Corporation acting within the scope of his duties as such and who is not otherwise a Director or Officer.

             (g) Insurance. The Corporation may purchase and maintain insurance on behalf of a Director or Officer or any individual who is or was an employee or authorized agent of the Corporation against any Liability asserted against or incurred by such individual in his capacity as such or arising from his status as such, regardless of whether the Corporation is required or permitted to indemnify against any such Liability under this Section 49.

             (h) Notice to the Corporation. A Director, Officer or employee shall promptly notify the Corporation in writing when he has actual knowledge of a Proceeding that may result in a claim of indemnification against Liabilities or allowance of Expenses hereunder, but the failure to do so shall not relieve the Corporation of any liability to the Director, Officer or employee hereunder unless the Corporation shall have been irreparably prejudiced by such failure (as determined, in the case of Directors or Officers only, by an Authority selected pursuant to Section 51(d)(i)).

             (i) Severability. If any provision of this Section 49 shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Section 49 contravene public policy, then this Section 49 shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions that are invalid or inoperative or that contravene public policy shall be deemed, without further action or deed by or on behalf of the Corporation, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable; it being understood that it is the Corporation's intention to provide the Directors and Officers with the broadest possible protection against personal liability allowable under the Statute.

             (j) Nonexclusivity of Section 49. The rights of a Director, Officer or employee (or any other person) granted under this Section 49 shall not be deemed exclusive of any other rights to indemnification against Liabilities or allowance of Expenses to which the Director, Officer or employee (or such other person) may be entitled under any written agreement, Board resolution, vote of shareholders of the Corporation or otherwise, including, without limitation, under the Statute. Nothing contained in this Section 49 shall be deemed to limit the Corporation's obligations to indemnify against Liabilities or allow Expenses to a Director, Officer or employee under the Statute.

             (k) Contractual Nature of Section 49; Repeal or Limitation of Rights. This Section 49 shall be deemed to be a contract between the Corporation and each Director, Officer and employee of the Corporation, and any repeal or other limitation of this Section 49 or any repeal or limitation of the Statute or any other applicable law shall not limit any rights of indemnification against Liabilities or allowance of Expenses then existing or arising out of events, acts or omissions occurring prior to such repeal or limitation, including, without limitation, the right to indemnification against Liabilities or allowance of Expenses for Proceedings commenced after such repeal or limitation to enforce this
   Section 49 with regard to acts, omissions or events arising prior to such repeal or limitation.

        50.  Reliance

        Unless the director or officer has knowledge that makes reliance unwarranted, a director or officer, in discharging his duties to the corporation, may rely on information, opinions, reports or statements any of which may be written or oral, formal or informal, including financial statements, valuation reports and other financial data, if prepared or presented by any of the following: (a) an officer or employee of the corporation whom the director or officer believes in good faith to be reliable and competent in the matters presented; (b) legal counsel, public accountants or other persons as to matters that the director or officer believes in good faith are within the person's professional or expert competence; or (c) in the case of reliance by a director, a committee of the Board of which the director is not a member if the director believes in good faith that the committee merits confidence.

        51.  Inspection of Books

        The directors shall determine from time to time whether, and, to what extent and at what times and places and under what conditions and regulations the accounts and other books and records of the corporation (except such as may by statute be specifically open to inspection) or any of them, shall be open to the inspection of the shareholders, and the shareholders' rights in this respect are and shall be restricted and limited accordingly.

        52.  Transactions with the Corporation

        No transaction with the corporation in a which a director of the corporation has a direct or indirect interest (a "conflict of interest transaction") shall be voidable by the corporation solely because of the director's interest in the transaction if any of the following is true:

             (a) the material facts of the transaction and the director's interest were disclosed or known to the Board or a committee of the Board and the Board or committee authorized, approved or specifically ratified the transaction in accordance with Section 180.0831(4) of the WBCL;

             (b) the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or specifically ratified the transaction under
   Section 180.0831(5) of the WBCL; or

             (c)  the transaction was fair to the corporation.

        No other contract or transaction in which a director or officer has an interest and which may, under law, be authorized, approved or ratified by the Board, a committee thereof, or the shareholders shall be void or voidable if authorized, approved or ratified by the body which under law may authorize, approve or ratify such contract or transaction.

        53.  Ratification

        Any transaction questioned in any shareholders' derivative suit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or shareholder, nondisclosure, miscomputation, or the application of improper principles or practices of accounting may be ratified before or after judgment, by the Board or by the shareholders in case less than a quorum of directors is qualified; and, if so ratified, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said ratification shall be binding upon the corporation and its shareholders and shall constitute a bar to any claim or execution of any judgment in respect to such questioned transaction.

        54.  Voting of Stocks

        Unless otherwise ordered by the Board, any one of the Chief Executive Officer, the Chairman of the Board, the President, any Vice Chairman of the Board, any Executive Vice President or any Senior Vice President shall have full power and authority, on behalf of the corporation, to consent to or approve of any action by, and to attend, act and vote at any meeting of shareholders of, any company in which the corporation may hold shares of stock, and in giving such consent or approval or at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such shares and which as the holder thereof, the corporation might possess and exercise if personally present, and may exercise such power and authority through the execution of proxies or may delegate such power and authority to any other officer, agent or employee of the corporation.

        55.  Notice

        Except as provided in Section 9 of these By-Laws, any notice which the corporation is required to give under these By-Laws may be given personally or it may be given in writing by depositing the notice in the post office or letter box in a postpaid envelope directed to such address as appears on the books of the corporation. Such notice shall be deemed to be given at the time of mailing.

        56.  Waiver of Notice

        Whenever any notice is required to be given, a waiver thereof in writing signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

        57.  Dispensing with Notice

        No notice need be given to any person with whom communication is made unlawful by any law of the United States or any rule, regulation, proclamation or executive order issued under any such law.

        58.  Amendments

        Subject to the provisions of the Restated Articles of Incorporation, these By-Laws may be altered, amended or repealed by the shareholders or by the Board.

        59.  Emergency Provisions

        The following emergency provisions shall be operative to the extent and under the circumstances set forth in Section 180.0207 of the WBCL:

        The board of directors, either before or during any such emergency, may provide, and from time to time modify, lines of succession in the event that during such emergency any or all officers or agents of the corporation shall for any reason be rendered incapable of discharging their duties.

        The Board of Directors, either before or during any such emergency, may, effective in the emergency, change the head office or designate several alternative head offices or regional offices, or authorize the officers so to do.

        No officer, director or employee acting in anticipation of or during an emergency in accordance with any emergency by-laws shall be liable for action taken in good faith to further the ordinary business affairs of the corporation during any such emergency.

        To the extent not inconsistent with any emergency by-laws so adopted, the by-laws of the corporation shall remain in effect during any emergency and upon its termination the emergency by-laws shall cease to be operative.

        Unless otherwise provided in emergency by-laws, notice of any meeting of the Board of Directors during such an emergency may be given only to such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publication or radio.

        60.  Terms

        Capitalized terms used in Sections 61 through 63 and not defined in these By-Laws are used as defined in the corporation's Restated Articles of Incorporation.

        61.  Foreign Stock Record

        There shall be maintained a separate stock record, designated the "Foreign Stock Record", for the registration of Alien Owned Shares. The Beneficial Ownership by persons of Alien Owned Shares may be determined in conformity with procedures prescribed by the Board.

        62.  Permitted Percentage

        At no time shall ownership of shares representing more than the Permitted Percentage be registered on the Foreign Stock Record.

        63.  Registration of Shares

        If at any time there exist Alien Owned Shares that are not registered on the Foreign Stock Record, the Beneficial Owner thereof may request, in writing by notice to the Secretary of the corporation, that the corporation register ownership of such shares on the Foreign Stock Record, and the corporation shall promptly comply with such request, subject to the limitation set forth in Section 62. The corporation shall also maintain a record of requests to register Alien Owned Shares on the Foreign Stock Record that the corporation cannot accommodate due to the limitation set forth in Section 62. If at any time the corporation shall find that, due to changes in ownership of Alien Owned Shares reflected on the Foreign Stock Record, the combined voting power of Alien Owned Shares no longer equals or exceeds the Permitted Percentage for any reason, then any Alien Owned Shares with respect to which a request for registration on the Foreign Stock Record was made but not accommodated due to the limitation set forth in Section 62 shall be so registered subject to the procedures and limitations set forth herein. The order in which Alien Owned Shares shall be registered on the Foreign Stock Record shall be chronological, based on the date the corporation received a written request to so register such shares of Alien Owned Shares; provided, that any person who is not a Citizen who purchases or otherwise acquires Alien Owned Shares that are registered on the Foreign Stock Record may register such shares in its own name within thirty days of such acquisition, in which event such person will assume the position of the seller of such shares in the chronological order of shares registered on the Foreign Stock Record. If at any time the corporation shall find that the combined voting power of Alien Owned Shares then registered on the Foreign Stock Record exceeds the Permitted Percentage for any reason, then there shall be removed from the Foreign Stock Record the registration of such number of shares so registered as is sufficient to reduce the combined voting power of the shares so registered to an amount not in excess of the Permitted Percentage. The order in which such shares shall be removed shall be reverse chronological order based upon the date the corporation received a written request to so register such shares of Alien Owned Shares.

        64.  Equity Offerings

        For a period of ninety days following the consummation of any Equity Offering (as defined below), the Foreign Stock Record shall be closed to all shareholders seeking to register shares on the Foreign Stock Record except for any purchaser of Alien Owned Shares in such Equity Offering but if and only if such purchaser provides evidence satisfactory to the corporation that the purchaser was the actual initial purchaser of shares of Voting Stock of the corporation sold by the corporation or a shareholder of the corporation in such Equity Offering. The term "Equity Offering" means the offering of Voting Stock by the corporation or any shareholder of the corporation (excluding any such offering where the Offering consists solely of Voting Stock owned by shareholders of the corporation) in either an underwritten public offering registered under the Securities Act of 1933 or an offering pursuant to Rule 144A under the Securities Act of 1933.